EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements of Stifel Financial Corp. and subsidiaries on Form S-8 (File Numbers 333-37805, 333-37807, 333-84717, 333-52694, 333-60506, 333‑60516, 333-82328, 333-100414, 333-105756, 333-105759, 333-140662, and 333-145990) and on Form S-3 (File Numbers 333-41304, 333-84952, 333-144128, 333-86476, and 333-147515) of our report dated February 28, 2008, relating to the consolidated financial statements and financial statement schedule of Stifel Financial Corp. and subsidiaries, appearing in this Annual Report on Form 10-K of Stifel Financial Corp. and subsidiaries for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

St. Louis, Missouri
February 26, 2009